Exhibit 99.1

The First Bancshares, Inc. Announces Definitive Agreement

HATTIESBURG, Miss.--(BUSINESS WIRE)--November 19, 2015--The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares”), holding company for The First, A National Banking Association, (“The First”) announced today the signing a definitive agreement to acquire The Mortgage Connection, LLC located in Jackson, MS. The transaction is expected to close in early December.

The Mortgage Connection was founded in 1997 by Margaret and Tony Byrd and has grown to become one of the premier independent mortgage companies in the Jackson area. The company employs 14 mortgage loan originators serving the metropolitan Jackson area with offices located in Brandon and Madison, MS.

Ms. Byrd has over 30 years of experience in the mortgage industry and she currently serves as secretary of the MS Mortgage Bankers Association. Ms. Byrd is a past president of the MS Mortgage Brokers Association and will join The First as Senior Vice President of Mortgage Banking.

M. Ray “Hoppy” Cole, President and Chief Executive Officer of First Bancshares and The First, commented, “We are so excited that Margaret and her team will be joining our company. Margaret brings a wealth of experience in the mortgage banking area and she has a proven track record of achievement with attention to outstanding customer service. Our philosophies are complimentary and I look forward to Margaret and her team adding market share not only in the Jackson area but throughout our Mississippi markets.

This is a great opportunity for our bank to enter a fast growing market. Expanding into the Jackson MSA is a natural fit within our strategy of developing a franchise in Mississippi, Alabama and Louisiana.”

Margaret Byrd commented, “The Mortgage Connection is very excited to be joining The First. The bank brings additional strengths and opportunities that will greatly benefit our customers. We look forward to working with the existing management and staff of The First in building a superior mortgage division of the bank.”

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer